March 27, 2013

VIA EDGAR

United States Securities and Exchange Commission

Re:	Northern Dynasty Minerals Ltd. (the "Company")

Annual Report on Form 40-F

Consent of Expert

This letter is provided in connection with the Company's Form 40-F annual report for the year ended December 31, 2012, (the “Annual Report”) to be filed by the Company with the United States Securities and Exchange Commission (the “SEC”).

I, Stephen Hodgson, PEng, hereby consent to the use of my name in connection with reference to my involvement in the review of 2011-2012 engineering programs on behalf of the company as stated in the Annual Report.

Yours truly,

“Original document signed by Stephen Hodgson”

Stephen Hodgson, PEng,
Hunter Dickinson Inc.